JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust

ADDRESS:	4400 Biscayne Blvd
Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Opko Health, Inc. (OPK)

Date of Event Requiring
Statement:	June 19, 2008

FROST GAMMA INVESTMENTS TRUST

by:  /s/ Phillip Frost MD, as trustee
Phillip Frost, M.D., Trustee